                                                                   Exhibit 10.22

                                                                  EXECUTION COPY





================================================================================





                           PURCHASE AND SALE AGREEMENT


                                     BETWEEN


                           ROBERT MARTIN COMPANY, LLC


                                       AND


                            5/6 SKYLINE REALTY L.L.C.


                              DATED AUGUST 3, 2001



================================================================================

                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT


      THIS PURCHASE AND SALE AGREEMENT (the "AGREEMENT") made this 3rd day of August, 2001 between ROBERT MARTIN COMPANY, LLC, a limited liability company organized under the laws of the State of New York, having an address at 100 Clearbrook Road, Elmsford, New York 10523 ("SELLER") and 5/6 SKYLINE REALTY L.L.C., a New York limited liability company, having an address c/o Mack-Cali Realty Corporation at 11 Commerce Drive, Cranford, New Jersey 07016 ("PURCHASER").

                                    RECITALS

      A. WHEREAS, pursuant to the Amended and Restated Agreement of Limited Partnership of Madeira-RMC L.P., dated as of September 1, 1994 (the "PARTNERSHIP AGREEMENT"), Seller, Madeira Management Company, Inc. ("MADEIRA") and Merlot Management Company, Inc. ("MERLOT" and, together with Madeira, "MASSERY") continued the existence of a limited partnership under the laws of the State of New York under the name of Madeira-RMC L.P. (the "PARTNERSHIP") for the purpose, among others, of owning and developing the real property located in the Town of Mt. Pleasant, County of Westchester, and State of New York, commonly known as 5 and 6 Skyline Drive in Mid-Westchester Executive Park and more particularly described on EXHIBIT "A" annexed hereto and made a part hereof (the "PROPERTY").

      B. WHEREAS, in accordance with the terms of the Partnership Agreement, Massery has offered to purchase and acquire from Seller all of Seller's right, title and interest in and to the Partnership (collectively, the "INTEREST") and Seller has exercised its right to cause Massery to sell, assign, transfer and convey to Seller all of Massery's right, title and interest in and to the Partnership (collectively, the "MASSERY INTEREST");

      C. WHEREAS, Purchaser wants to acquire the Property to facilitate a "like-kind" exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the "CODE"), subject to the condition that Purchaser acquire the Massery Interest (in the manner described below) and the Interest in simultaneous closings;

      D. WHEREAS, Seller neither wishes nor intends to acquire the Massey Interest for its own account but has agreed to act as Purchaser's agent in acquiring the Massey Interest by serving as Purchaser's nominee for the limited purpose of acquiring title to the Massey Interest in Seller's name, for the sole and absolute benefit of Purchaser, pursuant to that certain Nominee Agreement dated August 3, 2001 (the "NOMINEE AGREEMENT");

      E. WHEREAS, pursuant to the terms of the Partnership Agreement, Massery shall sell, assign, transfer and convey to Seller, and Seller has agreed in accordance with the Nominee Agreement to purchase and acquire from Massery on behalf of Purchaser (who is solely

                                                                  EXECUTION COPY

responsible for funding the acquisition of the Massery Interest) simultaneously with its sale of the Interest pursuant to this Agreement, title to the Massery Interest (the "MASSERY SALE"); and

      F. WHEREAS, Seller desires to sell, assign, transfer and convey to Purchaser and Purchaser desires to purchase and acquire from Seller, the Interest, upon, and subject to, the terms, covenants, and conditions herein set forth, including the condition that the acquisition of the Massery Interest close simultaneously herewith.

      NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:


      1.  SUBJECT OF CONVEYANCE.

      1.1 Seller hereby agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the Interest upon, and subject to, the terms, covenants and conditions set forth in this Agreement.


      2. PURCHASE PRICE AND TERMS OF PAYMENT.

      2.1 The total purchase price payable (the "PURCHASE PRICE") to Seller for the Interest is Four Million Four Hundred Twenty Two Thousand and 00/100 ($4,422,000.00) Dollars, which amount shall be subject to adjustment and proration as set forth on SCHEDULE "A" attached hereto and made a part hereof. Two Hundred Seventy Six Thousand Two Hundred and Seventy Seven and 23/100 ($276,277.23) Dollars of the Purchase Price, subject to adjustment and proration as set forth on SCHEDULE "A" attached hereto and made a part hereof (the "SELLER AMOUNT") shall be payable, by wire transfer of federal funds, to Seller on the Closing Date (as defined in SECTION 5) and the remaining portion of the Purchase Price shall be payable, by wire transfers of federal funds, to such persons and in such amounts (and in accordance with direction letters that Seller shall have previously provided to Purchaser and which are reasonably satisfactory to Purchaser) as set forth on SCHEDULE "A" attached hereto and made a part hereof.


      3. INDEMNITY BY SELLER.

      3.1 As a material inducement for Purchaser to enter into this Agreement and purchase the Interest as provided herein, Seller hereby covenants and agrees to indemnify, defend and hold Purchaser, its successors and assigns, harmless, from and against any and all claims, liabilities, losses, deficiencies and damages, as well as reasonable expenses (including attorney's, consulting and engineering fees), and interest and penalties related thereto, incurred by Purchaser or its successors or assigns, by reason of or resulting from any breach, inaccuracy, incompleteness or

                                                                  EXECUTION COPY


non-fulfillment of the following representations, warranties, covenants and agreements of Seller contained in this SECTION 3.1:

      (a) Seller is a duly organized and validly existing limited liability company organized under the laws of the State of New York, is duly authorized to transact business in the State of New York, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to sell the Interest in accordance with the terms and conditions hereof. All necessary actions of Seller to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

      (b) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of Seller, enforceable in accordance with the terms of this Agreement. The performance by Seller of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Seller or the Partnership or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which Seller or the Partnership is a party or by which its assets are or may be bound.

      (c) Annexed hereto as SCHEDULE "B" is a true, complete and correct copy of the Partnership Agreement. Annexed hereto as SCHEDULE "C" is a filed copy of the certificate of limited partnership of the Partnership.

      (d) Seller has good and marketable title to the entire Interest, free of all liens and encumbrances whatsoever.

      (e) The Partnership is duly organized and validly existing limited partnership organized under the laws of the State of New York, is duly organized to transact business in the State of New York, and has all requisite power and authority to own the Property and to conduct and transact its business.

      (f) The financial statements, including the income and expense statements and the balance sheets of the Partnership and its affiliates with respect to the Property only, all of which are attached hereto as SCHEDULE "D" (collectively, the "PROPERTY FINANCIALS"), are, to the knowledge of Seller, true, correct and complete in all material respects and represent the financial position of the Partnership as of such dates and the results of operations and cash flows of the Partnership for such respective periods.

      (g) Neither Seller nor, to the knowledge of Seller, the Partnership have made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of their respective assets, suffered the attachment or other judicial seizure of all, or substantially all, of their respective assets, admitted in writing its

                                                                  EXECUTION COPY


inability to pay their debts as they come due or made an offer of settlement, extension or composition to their creditors generally.

      (h) Seller and, to the knowledge of Seller, the Partnership have paid all Taxes (as hereinafter defined) due and payable prior to the Closing and timely filed all returns and reports required to be filed prior to the Closing with respect to the Partnership and the ownership and operation of the Interest and the Property. Each such tax return or report is true and correct in all material respects. Seller and, to the knowledge of Seller, the Partnership have paid or provided for a reserve for all Taxes related to the period ending on the Closing Date but required to be paid after the Closing Date with respect to the Partnership, the Interest and the operation of the Property. To the knowledge of Seller, there are no audits or other proceedings by any governmental authorities pending or threatened with respect to the Taxes resulting from the ownership and operation of the Property. To the knowledge of Seller, no assessment of Taxes is proposed against the Partnership or the Interest. To the knowledge of Seller, neither Seller nor the Partnership are party to, and have no liability under, any indemnification, allocation or sharing agreement with respect to Taxes. "TAXES" means all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

      (i) There are no actions, suits, labor disputes, litigation or proceedings currently pending or, to the knowledge of Seller, threatened against or related to the Partnership or the Interest, nor does Seller know of any basis for any such action.

      (j) The Partnership has never maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan," as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Partnership has not committed itself, orally or in writing to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(l) and 3(2) of ERISA), or to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including, without limitation, any former or current employee), or adopted any 401(k) savings plans.

      (k) To the best knowledge of Seller, and except as disclosed in those certain environmental reports more fully described on SCHEDULE "E" attached hereto, the Property is free of the presence of Hazardous Substances (as defined below), there have been no releases of Hazardous Substances on the Property, the Property has not at any time been used for the generation, transportation, management, handling, treatment, storage, manufacture, emission, disposal or deposit of any Hazardous Substances or fill or other materials containing Hazardous Substances in

                                                                  EXECUTION COPY



excess of levels permitted under applicable law and the Property is in compliance with all applicable federal, state and local environmental laws. "HAZARDOUS SUBSTANCES" means any hazardous, industrial, toxic or harmful solvent, substance, waste, material, pollutant or contaminant (including, without limitation, asbestos, lead-based paint, polychlorinated biphenyls, petroleum products, flammable explosives, volatile hydrocarbons, radioactive materials, infectious substances or raw materials which include hazardous constituents) or any other substance which is designated as hazardous or toxic under any federal, state or local legislation applicable to the Property or is defined as hazardous, dangerous or toxic by any governmental authority having jurisdiction over the Property.

      (l) To the best knowledge of Seller, there are no leases demising to any party all or any part of the Property except for those leases demised to those tenants (each, a "TENANT") set forth on SCHEDULE "F" attached hereto.

      (m) The Interest and the Massery Interest (i) together constitute one hundred (100%) percent of all of the ownership interests in the Partnership,
(ii) are fully owned by Madeira, Merlot and Seller, and (iii) are not pledged as security. Other than the Nominee Agreement and any documents in connection with the Massery Sale, there are no outstanding options, warrants or other rights or commitments of any kind to purchase any interest or other securities of the Partnership. No securities, agreement or obligation of the Partnership with right of conversion into interests of the Partnership are outstanding. The Partnership has no subsidiaries or affiliates, nor any interest in any partnership, limited liability company, other joint venture or corporation.

      3.2 The provisions of this SECTION 3 shall survive the Closing for one (1) year. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for Seller's breaches of representations and warranties contained in this SECTION 3 shall not exceed the Seller Amount. Notwithstanding the foregoing, however, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind the transactions contemplated hereby as the result of any of Seller's representations or warranties contained in this
Section 3 being untrue, inaccurate or incorrect if Purchaser knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing.


      4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      4.1 As a material inducement for Seller to enter into this Agreement and sell the Interest as provided herein, Purchaser hereby warrants and represents the following:

      (a) Purchaser is a duly organized and validly existing limited liability company organized under the laws of the State of New York, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to acquire the Interest in accordance with the terms and

                                                                  EXECUTION COPY


conditions hereof. All necessary actions to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

      (b) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of Purchaser, enforceable in accordance with the terms of this Agreement. The performance by Purchaser of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Purchaser or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which Purchaser is a party or by which its assets are or may be bound.


      5. CLOSING.

      5.1 The consummation of the transactions contemplated hereunder (the "CLOSING") shall take place in the New York City metropolitan area simultaneously with the closing of the Massery Sale (the "CLOSING DATE").

      5.2 On the Closing Date, Seller, at its sole cost and expense, will deliver, or cause to be delivered, to Purchaser the following documents:

      (a) A duly executed and acknowledged assignment and assumption of the Interest (the "ASSIGNMENT OF INTEREST"), to Purchaser or its designee, as assignee.

      (b) Affidavits and other instruments, including but not limited to all consents, resolutions, organizational documents of Seller and Seller's general partner including operating agreements, filed copies of limited liability certificates, articles of organization, and good standing certificates, reasonably requested by Purchaser and the Title Company evidencing the power and authority of Seller to enter into this Agreement and any documents to be delivered hereunder, and the enforceability of same.

      (c) A certificate indicating that the representations and warranties of Seller made in this Agreement are true and correct as of the Closing Date, or if there have been any changes, a description thereof.

      (d) A certificate signed by an officer, manager or member of Seller to the effect that Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "CODE"), in order to avoid the imposition of the withholding tax payment pursuant to Section 1445 of the Code.

      (e) All such transfer and other tax declarations and returns and information returns, duly executed and sworn to by Seller as may be required of Seller by law in connection with the

                                                                  EXECUTION COPY


conveyance of the Interest to Purchaser, including but not limited to, Internal Revenue Service forms.

      (f) A statement setting forth the Purchase Price with all adjustments and prorations shown thereon.

      (g) Such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

      5.3 On the Closing Date, Purchaser, at its sole cost and expense, will deliver, or cause to be delivered, to Seller the following documents:

      (a) The Purchase Price, net of adjustments and prorations, by certified or bank check or by wire transfer pursuant to directions given by Seller to Purchaser no later than three (3) days prior to Closing.

      (b) A duly executed and acknowledged Assignment of Interest.

      (c) A certificate indicating that the representations and warranties of Purchaser made in this Agreement are materially true and correct as of the Closing Date, or if there have been any material changes, a description thereof.

      (d) Such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

      5.4 Seller shall pay all state or county documentary stamps and transfer taxes, if any imposed with respect to the sale of the Interest. Each party shall be responsible for its own attorney's fees. The provisions of this SECTION 5.4 shall survive the Closing.

      5.5 Notwithstanding anything contained herein to the contrary, if the Massery Sale shall fail to close on the Closing Date, then this Agreement shall automatically terminate without any further action required by the parties and shall be of no further force and effect, except with regard to (i) those provisions which expressly survive any termination of this Agreement and (ii) those claims for breach hereof which are being pursued by either or both of the parties hereto.


      6. ASSIGNMENT.

      6.1 This Agreement may not be assigned by Seller or Purchaser; PROVIDED, HOWEVER, that Purchaser may assign this Agreement to any directly or indirectly wholly-owned subsidiary or subsidiaries of Purchaser, any "qualified intermediary" (as such term is defined in Treasury Regulation section 1.1031(k)-1(g)(iii)), any "exchange accommodation titleholder" (as such term is defined in Revenue Procedure 2000-37, 2000-40-IRB) or any other accommodation or other party in connection with facilitating a "like-kind" exchange under section 1031 of the Code (any such permitted assignees, a "PERMITTED ASSIGNEE"). Any other assignment or attempted

                                                                  EXECUTION COPY



assignment of this Agreement by Purchaser or Seller shall constitute a default by such party hereunder and shall be deemed null and void and of no force and effect. In addition, at Closing, Purchaser shall have the right to cause Seller to direct the Interest and other closing instruments to such party as Purchaser shall direct. No assignment or direction of the closing instruments shall relieve Purchaser from Purchaser's obligations under this Agreement.


      7. BROKER.

      7.1 Purchaser and Seller represent and warrant that they have not dealt with any brokers, finders or salesmen, in connection with this transaction, and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees, which either party may sustain, incur or be exposed to by reason of any breach of the foregoing representation and warranty. The provisions of this Section shall survive the Closing or other termination of this Agreement.


      8. CASUALTY LOSS.

      8.1 The Partnership and/or Seller shall maintain fire and extended coverage insurance policies with respect to the Real Property (the "POLICY") in effect until the time of the Closing which is at least equivalent in all material respects to the insurance policies covering the Property as of the date hereof.

      8.2 If at any time prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other casualty (a "CASUALTY"), Seller shall promptly give written notice ("CASUALTY NOTICE") thereof to Purchaser along with Seller's estimate, given in good faith, of the cost to repair as a result of the Casualty (the "REPAIR COST"). If the Repair Cost is in excess of One Million Four Hundred and Seventy Four Thousand ($1,474,000.00) Dollars, then within ten (10) days after the receipt of the Casualty Notice, Purchaser shall have the right, at its sole option, of terminating this Agreement by written notice to Seller given within ten (10) days after receipt of the Casualty Notice.


      9. CONDEMNATION.

      9.1 In the event that prior to Closing, Seller shall become aware of the institution or threatened institution of any proceedings, judicial, administrative or otherwise, by eminent domain or otherwise, which propose to affect a material portion of the Property, Seller shall give notice (a "CONDEMNATION NOTICE") to Purchaser promptly thereafter. Within ten (10) days following receipt of the Condemnation Notice, Purchaser shall have the right and option to terminate this Agreement by giving Seller written notice thereof. Any damage to or destruction of the Property as a result of a taking by eminent domain shall be deemed "material" for purposes of this SECTION 9 if the estimate of the damage, which estimate shall be performed by an insurance adjuster and Purchaser's architect, shall exceed One Hundred Thousand ($100,000.00)

                                                                  EXECUTION COPY



Dollars. Should Purchaser so terminate this Agreement in accordance with this
SECTION 9, neither party shall have any further liability or obligations to the other.


      10. CONFIDENTIALITY.

      10.1 Without the express written consent of Purchaser, Seller hereby covenants not to disclose this Agreement or any of the terms, conditions or other facts contained herein (other than the professionals involved in the transaction herein contemplated or any party otherwise involved in the respective businesses of either party hereto), or to issue any press release or public statement related to the transaction contemplated by this Agreement, unless required to do so by applicable law or court order, PROVIDED, HOWEVER, if Purchaser issues any such press release or public statement other than one which Purchaser is required to issue or make by court order or applicable law (including all rules and regulations of the Securities Exchange Commission or any public stock or securities exchange), then Seller shall be allowed to issue a similar press release or public statement which shall be limited to such facts and information as are set forth in Purchaser's press release or public statement.


      11. LEASING MATTERS.

      11.1 Seller and/or the Partnership shall be solely responsible for the payment of all brokerage commissions and fees incurred in effecting all leases at the Property ("LEASES") and with respect to any extensions, expansions or renewals thereof which have been exercised by Tenants prior to the Closing Date, and Purchaser shall have no liability or obligation (either individually or as a partner in the Partnership) with respect to the same. Seller shall have no liability or obligation with respect to any other brokerage commissions or fees which may become payable with respect to such Leases.

      11.2 Seller shall be responsible to pay for the performance of all of the obligations of the landlord under the Leases which under the terms of such Leases are required to be performed by the landlord prior to the Closing.

      11.3 Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser, prior to the Closing Date, from each Tenant an estoppel letter ("ESTOPPEL") stating (i) whether any uncured defaults exist under the Lease; (ii) whether the Leases are in full force and effect; and (iii) any such other items as are reasonably requested by Seller and Purchaser.

      11.4 This SECTION 11 shall survive the Closing.


      12. LIKE-KIND EXCHANGE.

      12.1 If Purchaser desires to use the Property in a "like-kind" exchange transaction pursuant to Section 1031 of the Code, Seller agrees to cooperate and assist Purchaser in all

                                                                  EXECUTION COPY



reasonable respects (at no cost to Seller other than incidental attorneys' fees relating to reviewing the exchange documents) in order that the exchange so qualifies as a "like-kind" exchange under Section 1031 of the Code and the Treasury Regulations promulgated, or to be promulgated, thereunder, provided that such cooperation and assistance does not require Seller to incur any material obligations. Purchaser hereby agrees to indemnify, defend and hold Seller, and its respective stockholders, directors, officers, agents, servants, and employees harmless from and against all losses, obligations, costs, expenses, damages, claims or liabilities in connection with or arising from the execution of any exchange documents by Seller or the failure of Purchaser to consummate the exchange, or otherwise relating to the potential exchange, provided Seller has performed its obligations under this SECTION 12 in all material respects. This provisions of this SECTION 12 shall survive the Closing.


      13. NOTICE.

      13.1 All notices, demands, requests, or other writings (a "NOTICE") in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, with all transmittal fees prepaid, properly addressed, and sent to the following addresses:

         If to Purchaser:           5/6 Skyline Realty L.L.C.
                                    c/o Mack-Cali Realty Corporation
                                    11 Commerce Drive
                                    Cranford, New Jersey  07016
                                    Attn: Roger W. Thomas, Esq.
                                    (908) 272-8000 (tele.)
                                    (908) 497-0485 (fax)

         with a copy to:            Pryor Cashman Sherman & Flynn LLP
                                    410 Park Avenue
                                    New York, New York  10022
                                    Attn.:  John P. Napoli, Esq.
                                    (212) 326-0854 (tele.)
                                    (212) 326-0806 (fax)

         If Seller:                 Robert Martin Company, LLC
                                    100 Clearbrook Road
                                    Elmsford, New York  10523
                                    Attn.:  Lloyd I. Roos, Esq.
                                    (914) 593-7918 (tele.)
                                    (914) 592-5486 (fax)

                                                                  EXECUTION COPY



         with a copy to:            Robert Martin Company, LLC
                                    100 Clearbrook Road
                                    Elmsford, New York  10523
                                    Attn.:  Mr. Martin S. Berger
                                    (914) 592-4800 (tele.)
                                    (914) 592-5486 (fax)

or to such other address as either party may from time to time designate by written notice to the other. Notices given by overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch. Notices may be given by counsel for the parties described above, and such Notices shall be deemed given by said party, for all purposes hereunder.


      13. MISCELLANEOUS

      13.1 This Agreement (a) constitutes the entire agreement between the parties, (b) supersedes all prior negotiations and discussions between the parties, (c) cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged, (d) shall be interpreted and governed by the laws of the State of New York without regard to conflicts of laws principals, and (e) shall be binding upon the parties hereto and their respective successors and assigns.

      13.2 The caption headings in this Agreement are for convenience only and are not intended to be part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

      13.3 Each party shall, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between Seller and Purchaser. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller, Purchaser or the party whose counsel drafted this Agreement.

      13.4 This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed by the parties hereto in counterparts, all of which together shall constitute a single Agreement.

      13.5 All references herein to any section, schedule or exhibit shall be to the sections of this Agreement and to the schedules and exhibits annexed hereto unless the context clearly

                                                                  EXECUTION COPY



dictates otherwise. All of the schedules and exhibits annexed hereto are, by this reference, incorporated herein.

      13.6 In the event of any litigation or alternative dispute resolution between Seller and Purchaser in connection with this Agreement or the transaction contemplated herein, the non-prevailing party in such litigation or alternative dispute resolution shall be responsible for payment of all expenses and reasonable attorneys' fees incurred by the prevailing party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                                  EXECUTION COPY


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             ROBERT MARTIN COMPANY, LLC, a New York limited liability company


                             By:  /s/ Robert F. Weinberg
                                -----------------------------
                             Name:  Robert F. Weinberg
                             Title: Manager

                             5/6 SKYLINE REALTY L.L.C., a New York limited liability company

                             By: Mack-Cali Realty, L.P., a Delaware limited partnership, its sole member

                                   By: Mack-Cali Realty Corporation, a Delaware
                                   corporation, its general partner


                                   By: /s/ Roger W. Thomas
                                      ---------------------
                                      Roger W. Thomas,
                                      Executive Vice President